Exhibit 99.1

AUDACY, INC. RECEIVES CONTINUED LISTING STANDARDS NOTICE FROM THE NYSE

PHILADELPHIA, PA – August 4, 2022 – Audacy, Inc. (NYSE: AUD) announced today that on August 1, 2022, the Company received notification from the New York Stock Exchange (the “NYSE”) that the Company’s Class A common stock (the “common stock”) is not in compliance with the NYSE’s continued listing standard requiring a minimum average closing price of $1.00 per share over 30 consecutive trading days. The notice does not result in the immediate delisting of the common stock from the NYSE.

The Company plans to notify the NYSE that it intends to regain compliance, and is considering all available options that are in the best interests of the Company and its shareholders. The Company can regain compliance with the NYSE continued listing requirements at any time during a six-month cure period if, on the last trading day of any calendar month during the cure period, the common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

Under NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the cure period, subject to the Company’s compliance with other NYSE continued listing requirements.

Note Regarding Forward-Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties, including the Company’s ability to regain compliance with the NYSE’s minimum price condition within the applicable cure periods. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K, 10-Q and 10-K and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements.

About Audacy

Audacy, Inc. (NYSE: AUD) is a leading multi-platform audio content and entertainment company with the country’s best collection of local music, news and sports brands, a premium podcast creator, major event producer, and digital innovator. Audacy engages 200 million consumers each month, bringing people together around content that matters to them. Learn more at www.audacyinc.com, Facebook (Audacy Corp) and Twitter (@AudacyCorp).

INVESTOR CONTACT:

Joseph Jaffoni, Jennifer Neuman, Norberto Aja

JCIR

212-835-8500

aud@jcir.com

MEDIA CONTACT:

Ashok Sinha

Audacy

917-656-5800

Ashok.Sinha@Audacy.com

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